Exhibit 10.5

Sponsor #: KR220351

Contract #: 164-311237

Date: December 24, 2025

Sponsor:

Digital Brands Group

Attn: Hil Davis

4700 S Boyle Ave.

Los Angeles, CA 90058

Bill To:

Digital Brands Group

Attn: Hil Davis 4700 S Boyle Ave.

Los Angeles, CA 90058

This Marketing and Sponsorship Agreement (“Agreement”), effective as of the date set forth above, between “Digital Brands Group” Sponsor and CRIMSON TIDE SPORTS MARKETING, LLC (“Provider”), relates to sponsorship opportunities and specific inventory items at The University of Alabama, solely with respect to its athletics department (“University”). Provider, University’s designated multi-media rights holder, appreciates Sponsor’s commitment to support and sponsor University. The parties agree as follows:

Benefits: Each Contract Year (as defined below) during the Term (as defined below), Provider will provide Sponsor the benefits described on Exhibit A (“Benefits”).

Term: 07/01/2025 through 06/30/2026

Sponsorship Fee:

Contract Year	Cash Amount
2025-2026	$250,000.00 (Concert)
2025-2026	$30,000 (Post Season)
2026-2027	*First right of refusal (Explained in Provision 4 )

Additional Provisions:

1.	No agency commission(s) or fee(s) are included in the above Cash Amount(s). Sponsor is solely responsible for paying each such Cash Amount(s) pursuant to the below Installment Billing Schedule.
2.	“Contract Year” means July 1 through June 30 each year during the Term.
3.	The User (Live Nation) understands and acknowledges that the University maintains separate sponsorship arrangements through its third-party multimedia rights provider, Learfield. Accordingly, static Facility signage subject to such Learfield agreements shall not be obscured or removed, and Learfield sponsorship opportunities shall remain available inside and outside the Facility, provided that such opportunities do not materially interfere with the performance of the Headline Artist or any preceding support acts. Notwithstanding anything contained herein, University sponsorship shall not be used directly or indirectly to suggest that the Headline Artist, or any member thereof, endorses, uses or otherwise is associated with the product or services of any University sponsor. In addition, University sponsorship banners or any other signage shall not be located on, above, or near the stage
4.	Sponsor has the first right of refusal to be the presenting for Bama Live starting with the 2026-2027, and will be given the opportunity to become promoter if approved by UA, UA Athletics and CTSM.
5.	This Agreement is governed by the additional Terms and Conditions set forth on Exhibit B.
6.	Equity Consideration

DBGI Stock. As partial consideration for Client’s exclusive engagement and continued relationship, DBGI agrees to issue to Client $280,000 worth of common stock of Digital Brands Group, Inc. (“Shares”) for this specific sponsorship package included as Addendum A and not for additional sponsorship packages during the Contract Year, for a total of $280,000, at no cost to Client.

Vesting and Delivery. The Shares shall vest immediately upon issuance. The number of Shares shall be based on the volume-weighted average price (“VWAP”). The Shares shall be registered by February 2, 2026, and shall be available for sale upon approval by the Securities Exchange Commission (“SEC”). DBGI shall be responsible for any trading fees related to the registration of the Shares.

Make-Whole Guarantee. The Shares shall include a guaranteed make-whole provision for the first fifteen (15) months to guarantee the total dollar value to Client. If the share price declines, DBGI shall issue either additional Shares, or cash to make up the difference. Such cash, as the case may be, or additional Shares shall be registered and made available for sale, subject to the approval of the SEC, and shall be delivered to the Client within ninety (90) days following each anniversary of the Effective Date, provided that Client continues to maintain sponsorship agreements with DBGI.

Further Assurance. All equity issued and registered under this Agreement shall be subject to applicable federal and state securities laws as well as Security and Exchange Commission (SEC) regulations. Each Party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements to effectuate the transfer of securities contemplated by this Agreement.

No Ownership Conveyed. The Consideration shall not be construed or interpreted to convey anything other than contract consideration hereunder and shall not convey any ownership or other interest of Client to DBGI.

INSTALLMENT BILLING SCHEDULE

Invoice Date	Invoice Amount
2/1/2026	$280,000

Invoices will be emailed from learfieldinvoicing@learfield.com, please add this as a safe sender in email. Sponsor may submit each payment by check, credit card (credit card payments are subject to a surcharge fee not to exceed three percent (3%) where applicable, excluding CO, CT and MA) or ACH/wire transfer. If Sponsor elects to pay via ACH/wire transfer, then Sponsor must send a remittance, identifying the applicable customer number and invoice number to ar@learfield.com. If Sponsor elects to pay by check, then Sponsor must send the check, together with a remittance, identifying the customer number and invoice number, to the following remittance address, unless or until Provider directs otherwise: LEARFIELD, c/o Learfield Communications, LLC, P.O. Box 843038, Kansas City, MO 64184-3038. If Sponsor elects to pay by credit card or ACH/wire transfer, then Sponsor must request applicable account information from Provider. With respect to processing Sponsor’s payment(s) hereunder, Provider will not engage with any third-party payment processor (e.g., Ariba, PayModeX).

Terms: Due Net Thirty (30) Days

Checks made payable to CRIMSON TIDE SPORTS MARKETING, LLC

AGREED AND ACCEPTED:

Digital Brands Group	CRIMSON TIDE SPORTS MARKETING, LLC

By:	By:
Name:	Name:
Title:	Title:
Date:	Date:

CRIMSON TIDE SPORTS MARKETING, LLC

By:
Name:
Title:
Date:

Thank you for your business!

For billing inquiries, please contact Provider’s Office of Accounts Receivable at (336) 831-0737.

Exhibit A

Exhibit B

Terms and Conditions

University Marks. To the extent Benefits include the right to make use of University’s names, logos, trademarks, service marks, trade names or other identifying indicia (“University Marks”), Sponsor shall provide Provider, for prior review and approval, all proposed uses of University Marks and examples thereof. Sponsor shall use University Marks only (i) in the exact form, manner and context Provider approves in writing and (ii) as further detailed on Exhibit A. Sponsor may not use University Marks in connection with the name, image or likeness (“NIL”) of any current student athlete, unless otherwise set forth on Exhibit A and, then, only to the extent explicitly set forth thereon. Sponsor must obtain all promotional premium products bearing University Marks from a Provider-approved licensed provider, which shall be responsible for assuring such products comply with all applicable University licensing requirements (including, but not limited to, compliance with applicable licensing-royalty payments).

Sponsor acknowledges University Marks are and will remain the exclusive property of University, which is the sole owner of University Marks and their associated goodwill, and Sponsor, by reason of this Agreement or otherwise, has not acquired any right, title, interest or ownership claim to them. Each of Sponsor’s uses of University Marks, and any and all goodwill arising from each such use, inures solely to University’s benefit.

Insurance. At all times during the Term, Sponsor shall carry (i) commercial general liability insurance (including, without limitation, premises-operations, broad-form property damage, products and completed operations, contractual liability, independent contractors and personal and advertising injury) with a minimum combined single limit for each occurrence of at least One Million Dollars ($1,000,000.00), a general aggregate of Two Million Dollars ($2,000,000.00) and a separate products-completed operations aggregate of Two Million Dollars ($2,000,000.00), (ii) commercial automobile liability insurance with a minimum combined single limit of at least One Million Dollars ($1,000,000.00) for each accident, (iii) workers’ compensation insurance, as required by applicable law, (iv) employer’s liability insurance with minimum limits of not less than One Million Dollars ($1,000,000.00) for each accident and One Million Dollars ($1,000,000.00) for disease coverage for each employee and policy and (v) umbrella liability insurance with a minimum combined single limit for each occurrence of at least Five Million Dollars ($5,000,000.00) and an aggregate of Five Million Dollars ($5,000,000.00). Each of Sponsor’s automobile liability policy, general liability policy and umbrella liability policy is to (a) be written on a primary and non-contributory basis and (b) name as additional insureds Provider and its parent, subsidiary and affiliated companies, including their respective directors, officers, employees and agents. Under each policy listed above, a waiver of subrogation will be included in favor of Provider and its parent, subsidiary and affiliated companies, including their respective directors, officers, employees and agents. Sponsor will be responsible for paying any deductible or retention under its policies. Upon request, Sponsor shall furnish Provider certificates of insurance evidencing its compliance with this section’s provisions.

Benefits. Unless otherwise specifically stated on Exhibit A or elsewhere in this Agreement, all Benefits are for the regular season only. If, for any reason other than Sponsor’s fault, Provider is unable to provide Sponsor with any Benefit(s), then Provider will notify Sponsor and offer Sponsor make-good benefits in lieu of the Benefit(s) Provider is unable to provide Sponsor (“Alternative Make-Good Benefits”). Alternative Make-Good Benefits will not, however, include tickets, hospitality, catering or similar benefits that involve an out-of-pocket cost to Provider. Alternative Make-Good Benefits will be subject to Sponsor’s approval, which approval will not be unreasonably withheld, delayed or conditioned. Until such time as Alternative Make-Good Benefits are agreed upon, Sponsor will continue to pay the full Sponsorship Fee to Provider as set forth above. If the parties are unable to agree on Alternative Make-Good Benefits, then such disagreement will not be considered a breach of this Agreement and this Agreement will not terminate, but rather the Sponsorship Fee to be paid by Sponsor will be adjusted to reflect the Benefit(s) not available to Sponsor.

University Notice. If Provider is advised by University that Provider no longer has the right to provide Sponsor all the Benefits (“University Notice”), then Provider will have the option to terminate this Agreement at the end of the Contract Year for which the University Notice is applicable, with no further liability or obligations of either party under this Agreement thereafter, except for payment of the Sponsorship Fee still owed by Sponsor at the time of termination. If the University Notice requires Provider to terminate this Agreement prior to the end of the then-current Contract Year for which the University Notice is applicable, then this Agreement will terminate upon Provider’s written notice to Sponsor and Sponsor will (i) receive a pro rata refund of the Sponsorship Fee equal to the value of Benefits not yet received as a result of the termination or (ii) pay Provider for Benefits received but not yet paid for, but in no event will either party have any further liability or obligation to the other party under this Agreement. In the event of this Agreement’s termination as a result of a University Notice, Sponsor will have no obligation to pay the Sponsorship Fee for the period after the effective termination date. Notwithstanding the foregoing, in lieu of this Agreement terminating because of a University Notice, Provider and Sponsor may negotiate for a period of thirty (30) days following Provider’s receiving the University Notice in order to determine whether alternative benefits can be offered to Sponsor and, if offered, whether they are acceptable to Sponsor (“Alternative Benefits”). If Alternative Benefits are offered and accepted, then this Agreement will not terminate as a result of the University Notice but instead will remain in full force and effect with the Alternative Benefits. Notwithstanding any other provision herein, whether either party agrees to Alternative Benefits or an amendment to this Agreement is within the party’s sole discretion.

Preparation of Promotional/Sponsorship Materials. Provider is responsible for providing publication space or spot-advertisement locations for Sponsor-prepared promotional/sponsorship recognitions or advertising. Advertising production, video or graphics production, talent charges and service charges, if any, are not covered under this Agreement and remain Sponsor’s sole responsibility, but Sponsor can obtain from Provider any such services for an additional service fee. Sponsor is responsible for timely submitting to Provider its advertisements, promotional/sponsorship recognitions, graphics, LED designs, video-board features, Internet displays and/or any other creative materials, as applicable, for Benefits (“Sponsorship Materials”). Sponsorship Materials (whether provided by Sponsor or on its behalf) are subject to Provider’s written approval, which approval will not constitute approval as to conformity with any federal, state or local laws or regulations. If, by the deadline date (which Provider will provide Sponsor), Provider has not received from Sponsor its applicable Sponsorship Materials for publication, distribution or display, or if, after the deadline date, Sponsor submits to Provider copy corrections of applicable Sponsorship Materials, then Provider will not be obligated to publish Sponsorship Materials (or corrected Sponsorship Materials, as the case may be). Provider’s failure to publish Sponsorship Materials (or corrected Sponsorship Materials) due to Sponsor’s failure to meet the deadline date, however, in no way will relieve Sponsor of any of its obligations and duties under this Agreement, including its obligation to submit payments in full, as set forth in the Installment Billing Schedule. Sponsor shall indemnify, defend and hold harmless Provider and University, and each of their parents, subsidiaries, affiliates, officers, trustees, employees and agents, from and against any and all claims, losses or damages (including reasonable attorneys’ fees and expenses) arising or resulting from Provider’s publishing Sponsorship Materials, or any parts thereof, in the form or format Sponsor (or its agent) provides, approves or requests.

Compliance. In connection with Sponsor’s activities hereunder, during the Term, Sponsor shall comply with the policies, rules and regulations of University and any athletics conference to which University belongs (as Provider may provide Sponsor from time to time), as well as the National Collegiate Athletic Association’s (“NCAA”) constitution, bylaws and rules (publicly available at www.ncaa.org). Sponsor shall indemnify, defend and hold harmless Provider and University, and each of their parents, subsidiaries, affiliates, officers, trustees, employees and agents, from and against any and all claims, losses or damages (including reasonable attorneys’ fees and expenses) arising or resulting from Sponsor’s (or its agent’s) breach or alleged breach of this section’s provisions.

Effect of Breach. If Sponsor fails to make a payment by such payment’s due date, as set forth in the Installment Billing Schedule (and fails to cure any such non-payment within ten (10) days after receiving from Provider written notice with respect thereto), then Provider reserves the right to suspend delivery (or provision) of Benefits to Sponsor and/or to terminate this Agreement, effective upon written notice from Provider to Sponsor. If Sponsor breaches the University Marks section (including, without limitation, any unauthorized use of University Marks) or the Compliance section, then Provider reserves the right to terminate this Agreement effective upon written notice from Provider to Sponsor. If Provider terminates this Agreement before the Term concludes due to Sponsor’s uncured breach, then Sponsor will remain liable for all payments due under this Agreement whether accruing before or after such termination. Sponsor agrees and acknowledges that, in the event of such uncured breach, Provider will be a lost volume seller and, as such, will have no obligation to mitigate its damages hereunder.

Cross-Default. In the event of an uncured breach in any agreement other than this Agreement between Sponsor and Provider or any affiliate of Provider, Provider will have the right to terminate this Agreement effective upon written notice to Sponsor.

Limitation of Liability. In no event will either party be liable for any special, indirect, incidental, consequential, punitive or exemplary damages, including, but not limited to, lost profits, even if such party alleged to be liable has knowledge of the possibility of such damages, whether under contract, tort (including negligence), strict liability or any other theory of liability; provided, however, nothing shall limit Provider’s right to seek full payment of the Sponsorship Fee (without any obligation to mitigate) due to Sponsor’s material breach hereunder. Provider will not, under any circumstances, be liable for any amount in excess of the total Sponsorship Fee actually paid to Provider in the twelve (12) months prior to the date any claim is asserted.

Unforeseen Events. If, due to public emergency or necessity, epidemic or pandemic, legal restrictions, labor disputes, strikes, boycotts, acts of God or similar reasons, including, but not limited to, mechanical or technological breakdowns beyond its control and without its fault, Provider is unable to perform any of its obligations hereunder, then Provider will not be liable to Sponsor, except to the extent of providing Sponsor suitable mutually agreed upon Alternative Make-Good Benefits. Until such time as Alternative Make-Good Benefits are agreed upon, Sponsor will continue to pay the full Sponsorship Fee to Provider as set forth above. If the parties are unable to agree on Alternative Make-Good Benefits, then such disagreement will not be considered a breach of this Agreement and this Agreement will not terminate, but rather the Sponsorship Fee to be paid by Sponsor will be adjusted to reflect the Benefit(s) not available to Sponsor.

Late Payments/Sales or Other Taxes. All late payments are subject to a late payment fee of two percent (2%) per month or the highest rate allowed by law together with all costs and expenses of collection, including attorneys’ fees and court costs. If any sales tax, use tax, gross receipts tax, service tax or other tax (other than Provider’s income tax) is imposed in connection with any Benefits or payment hereunder, then Sponsor will pay such tax on or before the due date thereof and, if not otherwise paid, any unpaid amount thereof will be added to the invoice for the period that includes such due date.

Assignment. This Agreement is personal to Sponsor. Sponsor shall not sell, transfer or assign this Agreement, or any of Sponsor’s rights hereunder, without Provider’s prior written approval, and no rights will devolve by operation of law or otherwise upon any Sponsor assignee, receiver, liquidator, trustee or other third party. Any unauthorized assignment will be void and of no effect unless approved by Provider in writing. Subject to the foregoing, this Agreement will be binding upon any approved Sponsor assignee or successor, and this Agreement will inure to the benefit of Provider, its successors and permitted assigns.

Miscellaneous. This Agreement (i) sets forth the parties’ entire understanding with respect to its subject matter, (ii) supersedes all prior negotiations and agreements, whether written or oral, between the parties concerning such subject matter and (iii) may be modified or amended only by a written instrument each party signs. Each party represents and warrants to the other party (a) the individual signing this Agreement on its behalf is duly authorized to do so and (b) no representations have been made or relied upon other than those expressly provided for herein. This Agreement may be executed via delivery of a facsimile transmission or other commonly used electronic means (e.g., via a PDF attachment) in one (1) or more counterpart, each of which will be deemed an original, but all of which, taken together, constitute one (1) and the same agreement. No party’s agent, employee or other representative is empowered to alter any of this Agreement’s terms unless via written instrument signed by the appropriate party’s authorized officer or agent. A waiver by either party of any of this Agreement’s terms or conditions in any instance will not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach thereof. Notwithstanding the University Notice section, Provider may terminate this Agreement, effective immediately upon delivering to Sponsor written notice thereof, if Provider’s University rights agreement is terminated for any reason; provided, however, Provider shall provide Sponsor a pro rata refund of any amounts paid for Benefits not yet received as of such effective termination date. This Agreement is governed by and construed in accordance with the laws of the state of Texas, without giving effect to its conflict of law rules.